Exhibit 99.1

Proofpoint Announces Second Quarter 2018 Financial Results

•                       Total revenue of $171.9 million, up 40% year-over-year

•                       Billings of $197.9 million, up 35% year-over-year

•                       GAAP EPS of $(0.67) per share, Non-GAAP EPS of $0.26 per share

•                       Generated operating cash flow of $30.1 million and free cash flow of $22.0 million

•                       Increasing FY18 billings, revenue and profitability guidance

SUNNYVALE, Calif., — July 26, 2018 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the second quarter ended June 30, 2018.

“Our strong second quarter results were driven by the rapidly evolving threat landscape, the ongoing enterprise transition to the cloud, and continued strong demand for Proofpoint’s advanced threat and compliance solutions,” stated Gary Steele, chief executive officer of Proofpoint. “Our people-based approach to cybersecurity is resonating with customers and prospects alike, and the significant investments we’re making in broadening our product suite provide yet another opportunity to increase our market share and drive disciplined growth.”

Second Quarter 2018 Financial Highlights

•                  Revenue: Total revenue for the second quarter of 2018 was $171.9 million, an increase of 40%, compared to $122.4 million for the second quarter of 2017.

•                  Billings: Total billings for the second quarter of 2018 were $197.9 million, an increase of 35%, compared to $146.3 million for the second quarter of 2017.

•                  Gross Profit: GAAP gross profit for the second quarter of 2018 was $121.1 million compared to $87.9 million for the second quarter of 2017.  Non-GAAP gross profit for the second quarter of 2018 was $132.4 million compared to $94.5 million for the second quarter of 2017.  GAAP gross margin for the second quarter of 2018 was 70% compared to 72% for the second quarter of 2017.  Non-GAAP gross margin was 77% for the second quarter of 2018, consistent with the second quarter of 2017.

•                  Operating Income (Loss): GAAP operating loss for the second quarter of 2018 was $(30.4) million compared to a loss of $(16.8) million for the second quarter of 2017.  Non-GAAP operating income for the second quarter of 2018 was $14.9 million compared to $11.5 million for the second quarter of 2017.

•                  Net Income (Loss): GAAP net loss for the second quarter of 2018 was $(34.3) million, or $(0.67) per share, based on 50.9 million weighted average shares outstanding.  This compares to a GAAP net loss of $(23.5) million, or $(0.54) per share, based on 43.9 million weighted average shares outstanding for the second quarter of 2017.

Non-GAAP net income for the second quarter of 2018 was $14.1 million, or $0.26 per share, based on 56.8 million weighted average diluted shares outstanding.  This compares to non-GAAP net income of $10.5 million, or $0.21 per share, based on 55.0 million weighted average diluted shares outstanding for the second quarter of 2017.  Non-GAAP earnings per share for the second quarters of 2018 and 2017 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $0.4 million and $1.1 million, respectively, was added back to net income as the “If-Converted” threshold during these periods was achieved.

•                  Cash and Cash Flow: As of June 30, 2018, Proofpoint had cash, cash equivalents, and short term investments of $134.1 million.  The company generated $30.1 million in cash flow from operations for the second quarter of 2018 compared to $26.5 million during the second quarter of 2017.  The company’s free cash flow for the quarter was $22.0 million compared to $15.9 million for the second quarter of 2017.

“We were pleased with our ability to exceed expectations during the second quarter, highlighted by revenue and billings growth of 40% and 35%, respectively, as well as strong free cash flow generation,” stated Paul Auvil, chief financial officer of Proofpoint. “The company has made significant progress in integrating our recent acquisitions, releasing innovative new service offerings, and remains well-positioned to capitalize on our long-term growth opportunity.”

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

New Accounting Standard

The Company adopted ASC 606, the new standard related to revenue recognition effective January 1, 2018. Prior period information has been adjusted to reflect the adoption of this new standard.

Second Quarter and Recent Business Highlights:

•                  Expanded the executive team with the appointment of Klaus Oestermann as President and Chief Operating Officer.

•                  Proofpoint’s Targeted Attack Protection (TAP) solution has achieved In Process status for the Federal Risk and Authorization Management Program (FedRAMP), under the sponsorship of the Federal Communications Commission (FCC).

•                  Launched Proofpoint Cloud Account Defense (CAD) to detect and respond to compromised Microsoft Office 365 accounts.

•                  Proofpoint Essentials won the best small-to-medium enterprise (SME) security solution at SC Awards Europe 2018 for the second consecutive year.

Financial Outlook

As of July 26, 2018, Proofpoint is providing guidance for its third quarter and increasing full year 2018 guidance as follows:

•                  Third Quarter 2018 Guidance: Total revenue is expected to be in the range of $180.0 million to $182.0 million.  Billings are expected to be in the range of $218.0 million to $220.0 million.  GAAP gross margin is expected to be 71%.  Non-GAAP gross margin is expected to be approximately 77.5%.  GAAP net loss is expected to be in the range of $(40.3) million to $(36.2) million, or $(0.79) to $(0.71) per share, based on approximately 51.3 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $14.0 million to $16.0 million, or $0.25 to $0.29 per share, using 57.0 million weighted average diluted shares outstanding, and adding back the $0.4 million in cash interest expense as prescribed under the “If-Converted” method.  Free cash flow during the quarter is expected to be in the range of $45.0 million to $47.0 million, which assumes capital expenditures of approximately $10.0 million.

•                  Full Year 2018 Guidance: Total revenue is expected to be in the range of $705.0 million to $709.0 million.  Billings are expected to be in the range of $870.0 million to $874.0 million. GAAP gross margin is expected to be 71%.  Non-GAAP gross margin is expected to be approximately 77%.  GAAP net loss is expected to be in the range of $(126.1) million to $(116.9) million, or $(2.47) to $(2.29) per share, based on approximately 51.1 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $62.5 million to $66.5 million, or $1.12 to $1.19 per share, using 57.1 million weighted average diluted shares outstanding, and adding back the $1.7 million in cash interest expense as prescribed under the “If-Converted” method. Free cash flow for the full year is expected to be in the range of $148.0 million to $150.0 million, which assumes capital expenditures of approximately $40.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the second quarter ended June 30, 2018.  To access this call, dial (888) 220-8451 for the U.S. or Canada and (323) 794-2588 for international callers with conference ID #5576600.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through August 9, 2018, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode #5576600.

About Proofpoint, Inc.

Proofpoint Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions to protect the way people work today. Proofpoint solutions enable organizations to protect their users from advanced attacks delivered via email, social media, mobile, and cloud applications, protect the information their users create from advanced attacks and compliance risks, and respond quickly when incidents occur. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings. Each series of convertible securities is considered individually and in sequence, starting with the series having the lowest incremental earnings per share, to determine if its effect is dilutive or anti-dilutive.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects associated with these items. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and loss on conversion of convertible debt.

In order to provide a complete picture of our recurring core business operating results, we also compute the tax effect of the adjustments used in determining our non-GAAP results by calculating an adjusted tax provision which considers the current and deferred tax impact of the adjustments.  The adjusted tax provision reflects all of the relevant impacts of the adjustments, inclusive of those items that have an impact to the effective tax rate, current provision and deferred provision.  As a result of the varying impacts of each item, the effective tax rate for the adjusted tax provision will vary period over period as compared to the GAAP tax provision. The adjusted tax provision is then compared to the GAAP tax provision, and the difference is reflected as “income tax benefit (expense)” in the reconciliation between GAAP net loss/income and Non-GAAP net loss/income.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the Company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Subscription	$169,019	$118,703	$327,806	$231,794
Hardware and services	2,856	3,738	6,530	6,282
Total revenue	171,875	122,441	334,336	238,076
Cost of revenue:(1)(2)
Subscription	45,618	30,363	87,816	58,684
Hardware and services	5,154	4,130	10,013	8,185
Total cost of revenue	50,772	34,493	97,829	66,869
Gross profit	121,103	87,948	236,507	171,207
Operating expense:(1)(2)
Research and development	47,527	32,306	91,259	61,912
Sales and marketing	84,911	60,126	162,808	116,046
General and administrative	19,029	12,348	36,554	22,835
Total operating expense	151,467	104,780	290,621	200,793
Operating loss	(30,364)	(16,832)	(54,114)	(29,586)
Interest expense	(3,187)	(5,848)	(6,008)	(11,814)
Other (expense) income, net	(633)	184	(290)	55
Loss before income taxes	(34,184)	(22,496)	(60,412)	(41,345)
(Provision for) benefit from income taxes	(114)	(999)	13,958	(2,433)
Net loss	$(34,298)	$(23,495)	$(46,454)	$(43,778)
Net loss per share, basic and diluted	$(0.67)	$(0.54)	$(0.92)	$(1.00)
Weighted average shares outstanding, basic and diluted	50,935	43,890	50,721	43,562

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$3,448	$2,863	$6,899	$5,239
Cost of hardware and services revenue	571	469	1,162	908
Research and development	9,986	7,744	20,021	14,794
Sales and marketing	12,382	8,230	23,884	16,127
General and administrative	7,410	5,198	12,903	9,810
Total stock-based compensation expense	$33,797	$24,504	$64,869	$46,878
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$7,244	$3,189	$13,020	$6,377
Research and development	15	15	30	30
Sales and marketing	3,982	949	6,397	1,916
Total intangible amortization expense	$11,241	$4,153	$19,447	$8,323

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$114,225	$286,072
Short-term investments	19,832	45,526
Accounts receivable, net	140,644	107,696
Inventory	400	730
Deferred product costs	1,727	1,541
Deferred commissions	29,711	26,249
Prepaid expenses and other current assets	22,349	18,669
Total current assets	328,888	486,483
Property and equipment, net	75,941	73,617
Deferred product costs	326	259
Goodwill	460,592	297,704
Intangible assets, net	158,355	95,602
Long-term deferred commissions	53,712	51,954
Other assets	6,088	12,813
Total assets	$1,083,902	$1,018,432
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,229	$12,271
Accrued liabilities	62,404	65,503
Capital lease obligations	35	34
Deferred rent	799	586
Deferred revenue	426,090	364,521
Total current liabilities	506,557	442,915
Convertible senior notes	204,011	197,858
Long-term capital lease obligations	38	55
Long-term deferred rent	3,950	4,102
Other long-term liabilities	7,162	11,069
Long-term deferred revenue	65,147	63,318
Total liabilities	786,865	719,317
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 51,189 and 50,325 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	835,156	787,572
Accumulated other comprehensive loss	(1)	(9)
Accumulated deficit	(538,123)	(488,453)
Total stockholders’ equity	297,037	299,115
Total liabilities and stockholders’ equity	$1,083,902	$1,018,432

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash flows from operating activities
Net loss	$(34,298)	$(23,495)	$(46,454)	$(43,778)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,354	9,848	34,878	19,147
Stock-based compensation	33,797	24,504	64,869	46,878
Change in fair value of contingent consideration	—	(284)	(79)	(1,730)
Amortization of debt issuance costs and accretion of debt discount	3,100	5,484	6,153	10,888
Amortization of deferred commissions	8,334	6,666	16,708	13,275
Deferred income taxes	(124)	294	(14,896)	(1,974)
Other	1,033	25	820	139
Changes in assets and liabilities:
Accounts receivable	(21,589)	(12,956)	(23,025)	(2,746)
Inventory	203	(25)	330	101
Deferred products costs	(147)	268	(253)	359
Deferred commissions	(12,715)	(10,874)	(21,929)	(17,623)
Prepaid expenses	1,282	(838)	(2,614)	(1,686)
Other current assets	5	(84)	1,657	260
Long-term assets	236	190	350	(3,710)
Accounts payable	(801)	211	4,210	(1,374)
Accrued liabilities	7,253	4,409	(4,498)	4,565
Deferred rent	(53)	532	61	824
Deferred revenue	25,194	22,611	48,698	45,140
Net cash provided by operating activities	30,064	26,486	64,986	66,955
Cash flows from investing activities
Proceeds from maturities of short-term investments	5,932	23,159	37,432	56,081
Proceeds from sales of short-term investments	—	—	11,931	—
Purchase of short-term investments	(9,933)	(28,705)	(23,694)	(41,360)
Purchase of property and equipment	(8,072)	(10,616)	(16,611)	(22,867)
Receipts from escrow account	—	2,054	555	4,620
Acquisitions of business, net of cash acquired	—	—	(223,786)	—
Net cash used in investing activities	(12,073)	(14,108)	(214,173)	(3,526)
Cash flows from financing activities
Proceeds from issuance of common stock	10,323	10,893	13,001	13,218
Withholding taxes related to restricted stock net share settlement	(14,597)	(10,612)	(34,640)	(25,122)
Repayments of equipment loans and capital lease obligations	(4)	(8)	(16)	(16)
Contingent consideration payment	—	(2,054)	(555)	(4,620)
Net cash used in financing activities	(4,278)	(1,781)	(22,210)	(16,540)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(587)	429	(213)	575
Net increase (decrease) in cash, cash equivalents and restricted cash	13,126	11,026	(171,610)	47,464
Cash, cash equivalents and restricted cash
Beginning of period	101,924	381,975	286,660	345,537
End of period	$115,050	$393,001	$115,050	$393,001

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP gross profit	$121,103	$87,948	$236,507	$171,207
GAAP gross margin	70%	72%	71%	72%
Plus:
Stock-based compensation expense	4,019	3,332	8,061	6,147
Intangible amortization expense	7,244	3,189	13,020	6,377
Non-GAAP gross profit	132,366	94,469	257,588	183,731
Non-GAAP gross margin	77%	77%	77%	77%

GAAP operating loss	(30,364)	(16,832)	(54,114)	(29,586)
Plus:
Stock-based compensation expense	33,797	24,504	64,869	46,878
Intangible amortization expense	11,241	4,153	19,447	8,323
Acquisition-related expenses	265	(284)	1,433	(1,754)
Non-GAAP operating income	14,939	11,541	31,635	23,861

GAAP net loss	(34,298)	(23,495)	(46,454)	(43,778)
Plus:
Stock-based compensation expense	33,797	24,504	64,869	46,878
Intangible amortization expense	11,241	4,153	19,447	8,323
Acquisition-related expenses	265	(284)	1,433	(1,754)
Interest expense - debt discount and issuance costs	3,100	5,484	6,153	10,888
Income tax (income) expense (1)	26	120	(14,694)	628
Non-GAAP net income	$14,131	$10,482	$30,754	$21,185
Add interest expense of convertible senior notes, net of tax (2)	431	1,060	862	2,120
Numerator for non-GAAP EPS calculation	$14,562	$11,542	$31,616	$23,305
Non-GAAP net income per share - diluted	$0.26	$0.21	$0.56	$0.42

GAAP weighted-average shares used to compute net loss per share, diluted	50,935	43,890	50,721	43,562
Dilutive effect of convertible senior notes (2)	2,831	7,989	2,831	7,989
Dilutive effect of employee equity incentive plan awards (3)	3,056	3,130	3,082	3,363
Non-GAAP weighted-average shares used to compute net income per share, diluted	56,822	55,009	56,634	54,914

(1) Due to the full valuation allowance on the Company’s U.S. deferred tax assets, there were no tax effects associated with the non-GAAP adjustments for stock-based compensation expense, costs associated with acquisitions and litigations, loss on conversion of convertible notes, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. Only GAAP deferred tax expenses or benefits related to the amortization of intangibles and deferred tax benefits related to changes in the Company’s valuation allowance resulting from business acquisitions were excluded from the non-GAAP income tax expense. The Non-GAAP income tax for the six months ended June 30, 2018, excluded $14,725 of deferred tax benefits related to a reduction in the Company’s deferred tax valuation allowance resulting from the Wombat Acquisition.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Total revenue	$171,875	$122,441	$334,336	$238,076

Deferred revenue and customer prepayments
Ending	496,315	341,687	496,315	341,687
Beginning	470,195	318,029	431,371	295,996
Net Change	26,120	23,658	64,944	45,691

Unbilled accounts receivable
Ending	1,090	475	1,090	475
Beginning	966	707	603	486
Net Change	(124)	232	(487)	11

Less:
Deferred revenue contributed by acquisitions	—	—	(14,700)	—
Billings	$197,871	$146,331	$384,093	$283,778

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP cash flows provided by operating activities	$30,064	$26,486	$64,986	$66,955
Less:
Purchases of property and equipment	(8,072)	(10,616)	(16,611)	(22,867)
Non-GAAP free cash flows	$21,992	$15,870	$48,375	$44,088

Revenue by Solution

(In thousands)

(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Advanced Threat	$129,208	$123,613	$109,831	$99,551	$88,680	$83,502
Compliance	42,667	38,848	37,088	35,135	33,761	32,133
Total revenue	$171,875	$162,461	$146,919	$134,686	$122,441	$115,635

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	September 30,	December 31,
	2018	2018

Total revenue	$180 - $182	$705 - $709

GAAP gross profit	127.4 - 129.3	497.6 - 501.2
GAAP gross margin	71%	71%
Plus:
Stock-based compensation expense	5.0 - 4.7	18.4 - 17.7
Intangible amortization expense	7.1	27.0
Non-GAAP gross profit	$139.5 - $141.1	$542.9 - $545.9
Non-GAAP gross margin	78%	77%

GAAP net loss	$(40.3) - $(36.2)	$(126.1) - $(116.9)
Plus:
Stock-based compensation expense	40.0 - 38.0	148.0- 143.0
Intangible amortization expense	11.1	41.2
Acquisition-related expenses	—	1.4
Interest expense - debt discount and issuance costs	3.1	12.5
Income tax expense	0.1 - 0.0	(14.5) - (14.7)
Non-GAAP net income	$14.0 - $16.0	$62.5 - $66.5
Add interest expense of convertible senior notes, net of tax (if dilutive)	0.4	1.7
Numerator for non-GAAP EPS calculation	$14.4 - $16.4	$64.2 - $68.2
Non-GAAP net income per share - diluted	$0.25 - $0.29	$1.12 - $1.19
Non-GAAP weighted-average shares used to compute net income per share, diluted	57.0	57.1

	Three Months Ending	Year Ending
	September 30,	December 31,
	2018	2018

GAAP cash flows provided by operating activities	$55.0 - $57.0	$188.0 - $190.0
Less:
Purchases of property and equipment	(10.0)	(40.0)
Non-GAAP free cash flows	$45.0 - $47.0	$148.0 - $150.0

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact

Jason Starr

Proofpoint, Inc.

408-585-4351

jstarr@proofpoint.com